Astoria Financial Corporation Reports 2016 Second Quarter Earnings Per Common Share Of $0.16

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., July 27, 2016 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank") today reported net income available to common shareholders of $16.1 million, or $0.16 diluted earnings per common share ("diluted EPS"), for the quarter ended June 30, 2016, compared to net income available to common shareholders of $29.2 million, or $0.29 diluted EPS, for the quarter ended June 30, 2015. For the six months ended June 30, 2016, net income available to common shareholders totaled $32.5 million, or $0.32 diluted EPS compared to $46.4 million, or $0.46 diluted EPS, for the comparable 2015 period. Included in both the 2015 second quarter and six month results is a reduction in income tax expense of $11.4 million ($0.11 per common share) related to the impact of income tax legislation enacted in the second quarter of 2015, primarily related to New York City.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the results stated, "We are pleased that we continue to add value to the Astoria franchise as evidenced by the continued growth that we have seen in core deposits. Core deposits have grown by $131.8 million, including $81.5 million of business deposits since year end and now represent 81% of total deposits. In addition our high quality, higher yielding MF/CRE mortgage loan portfolio now represents 45% of the total loan portfolio."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its July 27, 2016 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on August 19, 2016 to shareholders of record as of August 8, 2016. This is the eighty fifth consecutive quarterly cash dividend declared by the Company.

Second Quarter and Six Month Earnings Summary
Net interest income for the quarter ended June 30, 2016 totaled $83.1 million compared to $83.3 million for the previous quarter and $85.2 million for the 2015 second quarter. The net interest margin for the quarter ended June 30, 2016 was 2.36%, flat from the previous quarter and up slightly from 2.35% for the 2015 second quarter. For the six months ended June 30, 2016, net interest income totaled $166.3 million, compared to $170.9 million for the comparable 2015 period, and the net interest margin was 2.36% for the six months ended June 30, 2016, up slightly from 2.34% for the six months ended June 30, 2015.

For the quarter ended June 30, 2016, a $3.0 million loan loss release was recorded compared to a $3.1 million release in the prior quarter and a $3.0 million loan loss release recorded in the 2015 second quarter. For the six months ended June 30, 2016, we recorded a loan loss release of $6.1 million compared to a $3.3 million loan loss release for the comparable 2015 period. Mr. Redman stated, "The current quarter's loan loss release reflects the continued contraction in the overall loan portfolio including the positive impact of reductions in the balances of some of our higher risk asset classes and our overall strong credit metrics."

Non-interest income for the quarter ended June 30, 2015 totaled $11.9 million, compared to $11.4 million for the previous quarter and $15.3 million for the 2015 second quarter. Non-interest income for the six months ended June 30, 2016 totaled $23.3 million compared to $28.3 million for the comparable 2015 period. The decrease for the six months ended June 30, 2016 is primarily due to decreases in both mortgage banking income, net and customer service fees.

General and administrative ("G&A") expense for the quarter ended June 30, 2016 totaled $70.0 million compared to $69.5 million for the previous quarter and $71.9 million for the 2015 second quarter. For the six months ended June 30, 2016, G&A expense totaled $139.6 million, down from $142.0 million for the 2015 comparable period. The decrease for the six months ended June 30, 2016 was primarily attributable to a decrease in FDIC insurance premiums, advertising expense and other expense, partially offset by an increase in compensation and benefits expense.

Balance Sheet Summary
Total assets at June 30, 2016 were $15.0 billion, a decrease of $59.1 million from December 31, 2015. The decrease was primarily due to a decline in the loan portfolio which decreased $313.8 million from December 31, 2015 and totaled $10.8 billion at June 30, 2016, and a decrease in cash of $68.3 million, partially offset by an increase in the securities portfolio of $320.7 million over the same time period.

The MF/CRE mortgage loan portfolio totaled $4.9 billion at June 30, 2016, an increase of $66.4 million from December 31, 2015 and represents 45% of the total loan portfolio. For the quarter and six months ended June 30, 2016, MF/CRE loan originations totaled $193.6 million and $411.0 million, respectively, compared to $192.8 million and $452.7 million, for the 2015 comparable periods. The MF/CRE loan production for the 2016 second quarter and six months ended June 30, 2016 were originated with weighted average loan-to-value ratios of approximately 43%, and weighted average debt coverage ratios of approximately 1.70 and 1.54, respectively. MF/CRE loan prepayments for the quarter and six months ended June 30, 2016 totaled $135.9 million and $272.2 million, respectively, down from $212.6 million and $358.8 million for the comparable 2015 periods. At June 30, 2016, the MF/CRE pipeline totaled approximately $227.0 million.

The residential mortgage loan portfolio totaled $5.6 billion at June 30, 2016, compared to $6.0 billion at December 31, 2015. For the quarter and six months ended June 30, 2016, residential loan originations for portfolio totaled $173.2 million and $262.7 million, respectively, compared to $222.1 million and $362.6 million for the 2015 comparable periods. The weighted average loan-to-value ratio of the residential loan production for portfolio at origination was approximately 59% for both the quarter and six months ended June 30, 2016. Residential loan prepayments for the quarter and six months ended June 30, 2016 totaled $289.4 million and $501.5 million, respectively, down from $392.9 million and $672.7 million for the comparable 2015 periods. At June 30, 2016, the residential mortgage pipeline totaled approximately $402.8 million.

Core deposits increased to $7.2 billion at June 30, 2016 from $7.1 billion at December 31, 2015. This increase was primarily due to an increase in business checking deposits. At June 30, 2016, core deposits represented 81% of total deposits and had a weighted average rate of 12 basis points. Certificates of deposit decreased by $286.7 million over the same time period and had a weighted average rate of 98 basis points at June 30, 2016. Total deposits were $9.0 billion at June 30, 2016, a decrease of $154.9 million since year end 2015.

Stockholders' equity totaled $1.70 billion, or 11.29% of total assets at June 30, 2016, an increase of $31.9 million from December 31, 2015. Astoria's capital levels continue to exceed the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes. At June 30, 2016, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 11.54%, 20.22%, 20.22% and 21.30%, respectively for Astoria Bank, and 10.46%, 16.93%, 18.41% and 19.48%, respectively for Astoria Financial Corporation. At June 30, 2016, Astoria Financial Corporation's tangible common equity ratio was 9.31%.

Asset Quality
Non-performing loans ("NPLs"), totaled $155.2 million, or 1.43% of total loans, at June 30, 2016, compared to $138.2 million, or 1.24% of total loans, at December 31, 2015. Included in the NPLs at June 30, 2016 is $48.5 million of loans which are current or less than 90 days past due compared to $54.3 million at December 31, 2015. Total delinquent loans and NPLs at June 30, 2016 were $238.6 million compared to $243.7 million at December 31, 2015. Net charge-offs for the quarter ended June 30, 2016 totaled $1.2 million compared to $673,000 in the previous quarter and $33,000 in the 2015 second quarter. For the six months ended June 30, 2016, net charge-offs totaled $1.9 million compared to $790,000 for the 2015 comparable period.

Other real estate owned declined to $14.9 million at June 30. 2016, compared to $19.8 million at December 31, 2015.

Future Outlook
Commenting on the Company's future outlook, Mr. Redman stated, "As we previously announced on October 29, 2015, we have entered into a definitive agreement to merge with New York Community Bancorp ("NYCB") which has been overwhelmingly approved by the respective shareholders of both Astoria and NYCB at their shareholder meetings. We look forward to working with NYCB to continue to serve the communities which have come to rely on us for the past 127 years."

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.0 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

This communication contains certain forward-looking information about NYCB, Astoria, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of NYCB, Astoria and the combined company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by NYCB and Astoria with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; increases in competitive pressure among financial institutions or from non-financial institutions; effects of changes in existing U.S. government or government-sponsored mortgage programs; the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the stockholders of Astoria or NYCB, or any future transaction, successfully integrate NYCB's and Astoria's integration plan, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes will not proceed as planned; the possibility that the cost of additional capital may be more than expected; the possibility that a change in the interest rate environment may reduce net interest margins; asset/liability re-pricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and environmental conditions, including natural disasters, may disrupt business, impede operations, or negatively affect the values of collateral securing loans.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	(Unaudited)
	At June 30,	At December 31,
	2016	2015
ASSETS
Cash and due from banks	$ 132,195	$ 200,538
Securities available-for-sale	356,347	416,798
Securities held-to-maturity
(fair value of $2,716,702 and $2,286,092, respectively)	2,677,930	2,296,799
Federal Home Loan Bank of New York stock, at cost	137,909	131,137
Loans held-for-sale, net	6,843	8,960
Loans receivable:
Mortgage loans, net	10,581,171	10,899,776
Consumer and other loans, net	258,158	253,305
	10,839,329	11,153,081
Allowance for loan losses	(90,000)	(98,000)
Total loans receivable, net	10,749,329	11,055,081
Mortgage servicing rights, net	8,881	11,014
Accrued interest receivable	35,565	34,996
Premises and equipment, net	106,601	109,758
Goodwill	185,151	185,151
Bank owned life insurance	442,271	439,646
Real estate owned, net	14,940	19,798
Other assets	163,109	166,535

TOTAL ASSETS	$ 15,017,071	$ 15,076,211

LIABILITIES
Deposits	$ 8,951,130	$ 9,106,027
Federal funds purchased	295,000	435,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,374,000	2,180,000
Other borrowings, net	249,487	249,222
Mortgage escrow funds	131,042	115,435
Accrued expenses and other liabilities	221,088	227,079

TOTAL LIABILITIES	13,321,747	13,412,763

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 101,341,169 and 100,721,358 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	895,095	902,349
Retained earnings	2,066,471	2,045,391
Treasury stock (65,153,719 and 65,773,530 shares, at cost, respectively)	(1,344,347)	(1,357,136)
Accumulated other comprehensive loss	(53,356)	(58,617)

TOTAL STOCKHOLDERS' EQUITY	1,695,324	1,663,448

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,017,071	$ 15,076,211

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest income:
Residential mortgage loans	$45,683	$51,375	$93,058	$105,337
Multi-family and commercial real estate mortgage loans	46,607	48,611	93,412	96,103
Consumer and other loans	2,435	2,242	4,807	4,432
Mortgage-backed and other securities	17,400	15,238	34,304	30,308
Interest-earning cash accounts	116	107	236	196
Federal Home Loan Bank of New York stock	1,487	1,461	2,908	2,983
Total interest income	113,728	119,034	228,725	239,359
Interest expense:
Deposits	6,557	9,944	14,019	20,673
Borrowings	24,085	23,940	48,368	47,815
Total interest expense	30,642	33,884	62,387	68,488

Net interest income	83,086	85,150	166,338	170,871
Provision for loan losses credited to operations	(3,006)	(2,967)	(6,133)	(3,310)
Net interest income after provision for loan losses	86,092	88,117	172,471	174,181
Non-interest income:
Customer service fees	7,542	8,871	14,530	17,082
Other loan fees	567	553	1,101	1,106
Gain on sales of securities	-	72	86	72
Mortgage banking income, net	155	2,076	118	2,403
Income from bank owned life insurance	2,336	2,179	4,625	4,376
Other	1,316	1,591	2,857	3,236
Total non-interest income	11,916	15,342	23,317	28,275
Non-interest expense:
General and administrative:
Compensation and benefits	36,708	37,655	74,961	73,936
Occupancy, equipment and systems	18,840	18,980	38,231	38,638
Federal deposit insurance premium	3,031	4,335	6,561	8,536
Advertising	3,018	2,801	4,471	5,065
Other	8,452	8,105	15,347	15,813
Total non-interest expense	70,049	71,876	139,571	141,988

Income before income tax expense	27,959	31,583	56,217	60,468
Income tax expense	9,623	152	19,316	9,730

Net income	18,336	31,431	36,901	50,738

Preferred stock dividends	2,194	2,194	4,388	4,388

Net income available to common shareholders	$16,142	$29,237	$32,513	$46,350

Basic and diluted earnings per common share	$0.16	$0.29	$0.32	$0.46

Basic and diluted weighted average common shares outstanding	100,380,937	99,664,442	100,374,934	99,459,376

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$5,765,172	$45,683	3.17%	$6,585,358	$51,375	3.12%
Multi-family and commercial real estate	4,919,210	46,607	3.79	4,808,839	48,611	4.04
Consumer and other loans (1)	259,680	2,435	3.75	250,253	2,242	3.58
Total loans	10,944,062	94,725	3.46	11,644,450	102,228	3.51
Mortgage-backed and other securities (2)	2,884,084	17,400	2.41	2,551,521	15,238	2.39
Interest-earning cash accounts	111,036	116	0.42	147,230	107	0.29
Federal Home Loan Bank stock	129,290	1,487	4.60	137,635	1,461	4.25
Total interest-earning assets	14,068,472	113,728	3.23	14,480,836	119,034	3.29
Goodwill	185,151			185,151
Other non-interest-earning assets	765,655			730,500
Total assets	$15,019,278			$15,396,487

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW and demand deposit	$2,465,516	203	0.03	$2,284,443	194	0.03
Money market	2,642,778	1,805	0.27	2,421,514	1,599	0.26
Savings	2,121,019	264	0.05	2,211,870	276	0.05
Total core deposits	7,229,313	2,272	0.13	6,917,827	2,069	0.12
Certificates of deposit	1,742,512	4,285	0.98	2,384,967	7,875	1.32
Total deposits	8,971,825	6,557	0.29	9,302,794	9,944	0.43
Borrowings	3,914,205	24,085	2.46	4,052,628	23,940	2.36
Total interest-bearing liabilities	12,886,030	30,642	0.95	13,355,422	33,884	1.01
Non-interest-bearing liabilities	446,130			428,607
Total liabilities	13,332,160			13,784,029
Stockholders' equity	1,687,118			1,612,458
Total liabilities and stockholders' equity	$15,019,278			$15,396,487

Net interest income/
net interest rate spread (3)		$83,086	2.28%		$85,150	2.28%
Net interest-earning assets/
net interest margin (4)	$1,182,442		2.36%	$1,125,414		2.35%

Ratio of interest-earning assets to interest-bearing liabilities	1.09x			1.08x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)

NOW and demand deposit accounts include non-interest bearing accounts with an average balance of $1.05 billion for the three months ending June 30, 2016 and $935.9 million for the three months ended June 30, 2015.

(4)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$5,863,516	$93,058	3.17%	$6,700,820	$105,337	3.14%
Multi-family and commercial real estate	4,898,823	93,412	3.81	4,820,377	96,103	3.99
Consumer and other loans (1)	256,599	4,807	3.75	252,808	4,432	3.51
Total loans	11,018,938	191,277	3.47	11,774,005	205,872	3.50
Mortgage-backed and other securities (2)	2,806,702	34,304	2.44	2,527,947	30,308	2.40
Interest-earning cash accounts	136,634	236	0.35	139,033	196	0.28
Federal Home Loan Bank stock	131,093	2,908	4.44	141,046	2,983	4.23
Total interest-earning assets	14,093,367	228,725	3.25	14,582,031	239,359	3.28
Goodwill	185,151			185,151
Other non-interest-earning assets	754,232			725,667
Total assets	$15,032,750			$15,492,849

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW and demand deposit	$2,420,400	398	0.03	$2,246,517	383	0.03
Money market	2,625,394	3,570	0.27	2,400,339	3,154	0.26
Savings	2,123,439	529	0.05	2,221,086	551	0.05
Total core deposits	7,169,233	4,497	0.13	6,867,942	4,088	0.12
Certificates of deposit	1,823,429	9,522	1.04	2,467,172	16,585	1.34
Total deposits	8,992,662	14,019	0.31	9,335,114	20,673	0.44
Borrowings	3,938,457	48,368	2.46	4,143,921	47,815	2.31
Total interest-bearing liabilities	12,931,119	62,387	0.96	13,479,035	68,488	1.02
Non-interest-bearing liabilities	422,154			412,890
Total liabilities	13,353,273			13,891,925
Stockholders' equity	1,679,477			1,600,924
Total liabilities and stockholders' equity	$15,032,750			$15,492,849

Net interest income/
net interest rate spread (3)		$166,338	2.29%		$170,871	2.26%
Net interest-earning assets/
net interest margin (4)	$1,162,248		2.36%	$1,102,996		2.34%

Ratio of interest-earning assets to interest-bearing liabilities	1.09x			1.08x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)

NOW and demand deposit accounts include non-interest bearing accounts with an average balance of $1.03 billion for the six months ending June 30, 2016 and $909.8 million for the six months ended June 30, 2015.

(4)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.15%	7.89%	4.20%	6.30%
Return on average tangible common stockholders' equity (1) (2)	4.71	9.01	4.77	7.21
Return on average assets (1)	0.49	0.82	0.49	0.65
General and administrative expense to average assets	1.87	1.87	1.86	1.83
Efficiency ratio (3)	73.73	71.52	73.59	71.30
Net interest rate spread	2.28	2.28	2.29	2.26
Net interest margin	2.36	2.35	2.36	2.34

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	4.15%	4.81%	4.20%	4.75%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	4.71	5.50	4.77	5.44
Non-GAAP return on average assets (1)	0.49	0.52	0.49	0.51

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current			$40,839	$48,851
30-59 days delinquent			3,308	4,861
60-89 days delinquent			4,315	2,968
90 days or more delinquent			106,729	66,155
Non-performing loans			155,191	122,835

Real estate owned			14,940	23,399

Non-performing assets			$170,131	$146,234

Net loan charge-offs	$1,194	$33	$1,867	$790

Non-performing loans/total loans			1.43%	1.07%
Non-performing loans/total assets			1.03	0.80
Non-performing assets/total assets			1.13	0.96
Allowance for loan losses/non-performing loans			57.99	87.52
Allowance for loan losses/total loans			0.83	0.93
Net loan charge-offs to average loans outstanding	0.04%	0.00%	0.03	0.01

Regulatory Capital Ratios
Astoria Bank:
Tier 1 leverage			11.54%	10.95%
Common equity tier 1 risk-based			20.22	18.83
Tier 1 risk-based			20.22	18.83
Total risk-based			21.30	20.06
Astoria Financial Corporation:
Tier 1 leverage			10.46%	9.83
Common equity tier 1 risk-based			16.93	15.59
Tier 1 risk-based			18.41	16.96
Total risk-based			19.48	18.19

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.08	$0.08
Book value per common share			15.45	14.87
Tangible book value per common share			13.62	13.03
Tangible common stockholders' equity/tangible assets (2) (5)			9.31%	8.69%
Mortgage loans serviced for others (in thousands)			$1,372,601	$1,420,338
Full time equivalent employees			1,450	1,579

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three and six months ended June 30, 2015.  There were no non-GAAP adjustments to the selected ratios for the 2016 periods.

(5)	Tangible assets represent assets less goodwill.

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2016		At March 31, 2016		At June 30, 2015
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$5,537,322	3.37%	$5,731,303	3.34%	$6,367,966	3.33%
Multi-family and commercial real estate	4,898,430	3.62	4,876,068	3.64	4,793,658	3.71
Mortgage-backed and other securities (3)	3,034,277	2.65	2,832,381	2.67	2,585,627	2.75

Interest-bearing liabilities:
NOW and demand deposit	2,463,702	0.03	2,482,665	0.03	2,186,470	0.05
Money market	2,674,935	0.27	2,635,057	0.27	2,446,428	0.27
Savings	2,104,975	0.05	2,136,721	0.05	2,287,319	0.03
Total core deposits	7,243,612	0.12	7,254,443	0.12	6,920,217	0.12
Certificates of deposit	1,707,518	0.98	1,797,096	1.03	2,307,553	1.31
Total deposits	8,951,130	0.28	9,051,539	0.30	9,227,770	0.42
Borrowings, net	4,018,487	2.38	3,899,354	2.45	4,058,957	2.33

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	June 30, 2016			June 30, 2015
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$ 27,959	$ -	$ 27,959	$ 31,583	$ -	$ 31,583
Income tax expense	9,623	-	9,623	152	11,404	11,556

Net income	18,336	-	18,336	31,431	(11,404)	20,027

Preferred stock dividends	2,194	-	2,194	2,194	-	2,194

Net income available to common shareholders	$ 16,142	$ -	$ 16,142	$ 29,237	$ (11,404)	$ 17,833

Basic and diluted earnings per common share	$ 0.16	$ -	$ 0.16	$ 0.29	$ (0.11)	$ 0.18

	For the Six Months Ended
	June 30, 2016			June 30, 2015
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$ 56,217	$ -	$ 56,217	$ 60,468	$ -	$ 60,468
Income tax expense	19,316	-	19,316	9,730	11,404	21,134

Net income	36,901	-	36,901	50,738	(11,404)	39,334

Preferred stock dividends	4,388	-	4,388	4,388	-	4,388

Net income available to common shareholders	$ 32,513	$ -	$ 32,513	$ 46,350	$ (11,404)	$ 34,946

Basic and diluted earnings per common share	$ 0.32	$ -	$ 0.32	$ 0.46	$ (0.11)	$ 0.35

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The 2015 adjustment represents the effects of income tax legislation enacted in the 2015 second quarter, primarily related to New York City, which was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com